EXHIBIT 99.1

Educational Development Corporation Announces Special Dividend and Acquisition

TULSA, Okla., Dec. 1, 2008 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today announced a one-time special dividend and an acquisition.

Due to the Company's continued strong cash position and no debt, the Board of Directors has authorized a special dividend of $.40 to be paid on December 19th, 2008 to shareholders of record December 11th 2008.

Educational Development Corporation is pleased to announce the acquisition of Kane/Miller Book Publishers of La Jolla, California through the purchase of the outstanding stock of the corporation. Kane/Miller is a well-known, international publisher of children's titles with over 20 years of experience and their products will enhance the existing product lines of Educational Development Corporation. Educational Development Corporation will maintain the editorial office in La Jolla, California and will consolidate the remaining operations into the facility in Tulsa, Oklahoma. The transaction is expected to be completed by fiscal year end, February 28, 2009.

About Educational Development Corporation

Educational Development Corporation sells the Usborne line of educational children's books through a multi-level sales organization of independent consultants (http://www.ubah.com), through 5,100 retail stores and over the Internet. Over 1,400 different titles are available for children of all ages, with frequent new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522